Exhibit 10.8

KAR Holdings, Inc.

c/o Kelso & Company, L.P.

320 Park Avenue, 24th Floor

New York, NY 10022

April 20, 2007

Kelso & Company, L.P.

320 Park Avenue, 24th Floor

New York, New York 10022

Ladies and Gentlemen:

KAR Holdings, Inc. (the “Company”) hereby agrees to retain you, Kelso & Company, L.P. (“Kelso”), and any of your affiliates or designees (collectively, with Kelso, the “Kelso Group”), to provide consulting and advisory services to the Company commencing on the Closing Date (as defined in the Agreement and Plan of Merger by and among ADESA, Inc. (“ADESA”), the Company, KAR Holdings II, LLC and KAR Acquisition, Inc., dated as of December 22, 2006 (the “Merger Agreement”)) for a term ending on the date on which Kelso and its affiliates (including Axle Holdings II, LLC) cease to own, directly or indirectly, any equity interests of the Company. Such services may include (i) assisting in the raising of additional debt and equity capital from time to time for the Company or any of its Subsidiaries, if deemed advisable by the Board of Directors of the Company, (ii) assisting the Company and its Subsidiaries in their long-term strategic planning generally, (iii) providing the Company with financial, investment banking, management advisory and other services with respect to proposed transactions directly or indirectly involving the Company or any of its subsidiaries (collectively, the “Transaction Services”) and (iv) providing such other consulting and advisory services as the Company may reasonably request.

In consideration of the Kelso Group’s providing the foregoing services (other than the Transaction Services), the Company will, or will cause one of its Subsidiaries, to pay Kelso (i) a fee of $9,911,721.73 in cash, which amount shall be paid substantially concurrently with the consummation of the merger of KAR Acquisition, Inc. with and into ADESA pursuant to the terms of the Merger Agreement (the “Merger”), and (ii) an annual advisory fee of $1,315,996.32, payable quarterly in advance on January 1, April 1, July 1 and October 1 (or the first business day following each such date), provided that the first payment shall be due on the Closing Date and shall be in an amount pro-rated for the period from the Closing Date to the end of the then current fiscal quarter. If the Kelso Group invests, directly or indirectly, additional equity in the Company or any of its affiliates on one or more occasions after the Closing Date, then, in each such case, the Company and Kelso will negotiate in good faith to effect a mutually acceptable increase to such advisory fee. In consideration of the Kelso Group’s providing Transaction Services, the Company will pay Kelso a fee to be agreed between the Company and Kelso. The Company shall reimburse Kelso promptly for the Kelso Group’s out-of-pocket costs and expenses incurred in connection with any investment by the Kelso Group, directly or indirectly, in the Company or any of its affiliates, whether made on or after the Closing Date, including any investment in connection with the transactions contemplated by the Merger Agreement (the “Acquisition”) and including in connection with any sale or transfer, directly or indirectly, of its equity interests in the Company or any affiliates. Such costs and expenses shall include, but not be limited to, those incurred by the Kelso Group in the course of monitoring its investment in the Company and performing Kelso’s duties (including, without limitation, Transaction Services) hereunder.

The Company will indemnify each member of the Kelso Group, and their respective officers, directors, partners, employees, agents and control persons (as such term is used in the Securities Act of 1933, as amended, and the rules and regulations thereunder) to the full extent lawful against any and all claims, losses and expenses as incurred (including all reasonable fees and disbursements of any such indemnitee’s counsel and other out-of-pocket expenses incurred in connection with the investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising in connection with the Merger, the Acquisition, any of the transactions contemplated by the Merger Agreement (including the financing of the Merger), which includes any investment made by the Kelso Group in Axle Holdings II, LLC (and, indirectly, Insurance Auto Auctions, Inc.) prior to the Closing Date (the “IAAI Acquisition”), or such indemnitee’s investment in the Acquisition or the IAAI Acquisition or out of any services rendered by the Kelso Group hereunder (or under that certain financial advisory agreement entered into by and between Kelso and Axle Merger Sub, Inc., dated as of February 22, 2005) and or any such indemnitee being a controlling person of the Company or any of its subsidiaries; provided, however, there shall be excluded from such indemnification any such claim, loss or expense to the extent that it is based upon any action or failure to act by such indemnitee that is found in a final judicial determination to constitute gross negligence or intentional misconduct on such indemnitee’s part; provided, further, however, there shall also be excluded from such indemnification any such claim, loss or expense to the extent that it is based solely upon a breach of the Contribution Agreement, dated as of the date hereof, by and among Axle Holdings II, LLC, the Company and the other parties named therein. The Company will advance costs and expenses, including attorney’s fees, incurred by any such indemnitee in defending any such claim in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of such indemnitee to repay amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified by the Company pursuant to this Agreement.

The Company’s obligations set forth in this Agreement shall survive the termination of Kelso’s services pursuant to the first paragraph of this Agreement.

This Agreement may not be amended or revised except by a writing signed by the parties.

This agreement shall be governed by the laws of the State of New York.

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If you are in agreement with the foregoing, kindly so indicate by signing a counterpart of this letter, whereupon it will become a binding agreement between us.

Very truly yours,

KAR HOLDINGS, INC.

By:	/s/ Church M. Moore
Name:	Church M. Moore
Title:	Vice President

Agreed and accepted:

KELSO & COMPANY, L.P.

By:	Kelso & Companies, Inc., its general partner

	By:	/s/ Howard A. Matlin
	Name:	Howard A. Matlin
	Title:	Vice President and Chief Financial Officer